Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414, No. 333-103128, No. 333-105934, No. 333-129986, No. 333-136295, No. 333-147986, No. 333-151560, and No. 333-173146 on Form S-8, and No. 333-173348 on Form S-3 of our report dated March 26, 2012, relating to the financial statements of The Gap, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended January 28, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California

March 26, 2012